Exhibit 99.05

Pazoo Radio Episodes 8 And 9 Now Available On Pazoo.com

Whippany, N.J., February 5, 2015 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce its eighth and ninth Pazoo Radio episodes are now available for download at www.pazoo.com by clicking on the Pazoo Radio tab on the upper right hand side of the home page.

In Episode 8, Pazoo, Inc. CEO David Cunic, and co-host Chris Curran of Fractal Recording get into a good mood with Adora Winquist – founder of ADORAtherapy™ and its parent company Opus Gaia – “global provider of innovative aromatherapy products to enhance personal wellbeing.” Adora talks about the “mood boost” revolution and how aromatherapy is an effective way to make you feel better anywhere, anytime. She explains how essential oils work and which products are most popular for use at home, at work or even traveling. Listen in and find out where you can buy them at retail locations as well as online at pazoo.com or adoratherapy.com.

Pazoo Radio Episode 9 sees Pazoo.com Realist Expert Mike Doyle stop in to talk with Pazoo Inc. CEO David Cunic, and co-host Chris Curran of Fractal Recording – and there’s a lot to cover: Mike is a unique personality – a Renaissance Man of “Dealing with Life.” He has a range of interests that he discusses openly and honestly in his pursuit of everyday happiness and to help inspire others who are looking to do better in their own lives. The guys explore Mike’s experiences with CrossFit, Paleo cooking, playing in a punk band, going through a depressing divorce, and his costly attempts at quitting smoking. He also chats about his very personal blog, paleoRiot, and his professional animation work at drive80.com.

Episode 9 also has more about our March 26 Pazoofest event in New Jersey, a progress report on the new medical marijuana testing lab under construction in Las Vegas by Pazoo-partner MA & Associates, LLC and Pazoo’s other initiatives in the burgeoning field of medical marijuana testing. For details on Pazoo Fest please contact investor@pazoo.com.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: February 5, 2015